Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q4 2018 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: February 04, 2019/10:00AM ET

CORPORATE PARTICIPANTS

Doug Col, Saia, Inc. – Treasurer

Rick O’Dell, Saia, Inc. – Chief Executive Officer

Fritz Holzgrefe, Saia, Inc. – President and Chief Operating Officer

CONFERENCE CALL PARTICIPANTS

Todd Fowler - KeyBanc Capital Markets

Jason Seidl - Cowen Securities

Stephanie Benjamin - SunTrust Robinson Humphrey

Ravi Shanker - Morgan Stanley

David Ross - Stifel Nicolaus and Co

Amit Mehrotra - Deutsche Bank

Matthew Brooklier - Buckingham Research

Willard Milby - Seaport Global Securities

PRESENTATION

Operator

Good day and welcome to the Saia, Inc. Fourth Quarter 2018 Earnings Conference. Today's conference is being recorded. And at this time, we would like to turn the conference over to Mr. Doug Col. Please go ahead.

Douglas Col

Thank you, Savannah. Good morning, everyone. Welcome to our fourth quarter 2018 conference call. Hosting today's call are Rick O'Dell, Chief Executive Officer, and Fritz Holzgrefe, our President and Chief Operating Officer.

Before we begin, you should know that, during the call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on the call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially.

We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I would like to turn the call over to Rick O'Dell, Saia’s Chief Executive Officer.

Richard O'Dell

Well, good morning and thank you for joining us to discuss Saia’s results. I'm pleased to report that we closed out 2018 with record results across the board. Fourth quarter revenue grew by 12.9% to a record $407 million, pushing full-year 2018 revenue to an all-time high of $1.7 billion.

Fourth-quarter diluted earnings per share were $0.97, and that compares favorably to adjusted diluted earnings per share of $0.53 earned by Saia in the fourth quarter of 2017.

For the full year 2018, diluted earnings per share were $3.99 compared to adjusted diluted earnings per share of $2.19 in 2017.

The fourth quarter represented our 34th consecutive quarter of year-over-year improvement in our reported LTL yield. Rate renewals with contractual customers resulted in an average increase of 8.9% in the fourth quarter and our overall LPT revenue per hundredweight increased 12%.

Our yield improvement not only reflects the positive actions taken on pricing, but also is due in part to our efforts to improve the mix of business that we handle. Yield in the fourth quarter benefited from a slightly longer length of haul and a small drop in our weight per shipment.

Some comparisons from the fourth quarter compared to the fourth quarter of 2017 are as follows. LTL shipments per workday decreased by 0.2%. LTL tonnage per workday decreased by 0.6%, reflecting a 0.4% decrease in weight per shipment. As I mentioned, length of haul increased by 1.1% to 837 miles, the increase being related to continued expansion of our coverage map into the Northeast.

LTL revenue per shipment rose 11.6% to $234.33. Purchase transportation miles were 9.7% of total line haul miles compared to 11% in 2017. Our cargo claims ratio of 0.75% was slightly higher than the 0.72% level achieved in the fourth quarter of 2017.

I’d like to highlight a couple of metrics from our full year results before I turn the call over to Fritz for more details. In 2018, we grew LTL shipments per workday by 4.4%, while LTL tonnage grew by 6.6%.

Average weight per shipment was up 2.1% for the full year, in part due to heavier weighted shipments we handled as truckload markets were tight in early 2018, and that did moderate through the year.

LTL yield improved by 10.2% and revenue per shipment increased by 12.5%. Length of haul grew by 3.2% and benefits our reported yield. Purchase transportation miles were 10.6% of total line haul miles, essentially flat from the prior year. The opportunity to optimize our own line haul fleet into and out of the Northeast increases as density across the region builds.

In 2018, our average fuel economy improved to 6.91 miles per gallon from 6.89 miles per gallon as we continue to add new tractors with more efficient engines. In 2018, we put more than 900 new tractors in service and more than 1,750 trailers. These investments are helping us expand our service, improve our reliability and fuel mileage, and lower our maintenance costs.

With that, I'm going to turn the call over to Fritz Holzgrefe to review our financial results in more detail. Fritz?

Frederick Holzgrefe

Thanks, Rick. Good morning, everyone. We generated total revenue of $406.8 million in the fourth quarter compared to $360.2 million in the fourth quarter 2017, a 12.9% increase.

Revenue benefited from positive shipment, tonnage and pricing trends, as well as from the addition of new terminals during the year and growth in terminals opened in the prior year. A 28% increase in fuel surcharge revenue also contributed to the record quarter.

As Rick mentioned, fourth-quarter LTL yield rose 12%, a result of continued focus on pricing for profitability and effective mix management.

A few key expense items which impacted the fourth-quarter results on a year-over-year basis. Salaries and wages rose 11.3% to $216.6 million in the fourth quarter, reflecting the impact of an average wage increase of 3% in July and, most significantly, the increase in our employee count of approximately 5% at year’s end, driven largely by our Northeast expansion. Salaries, wages and benefits were 53.2% of revenue in the quarter compared to 54% last year.

Purchase transportation expense rose 1.7% to $28.7 million or 7.1% of revenue. This compares to PT expense $28.2 million or 7.8% of revenue in the fourth quarter of 2017.

Fuel expense rose 17.8% in the quarter and was offset by the previously mentioned increase in fuel surcharge revenue.

Claims and insurance expense in the fourth quarter decreased by 8.9% to $8.3 million, primarily due to more moderate levels of accident severity versus the prior year.

Depreciation and amortization of $27.2 million rose by 20.9% from the prior-year quarter and reflects our continued investment in real estate, equipment and technology. As a percentage of revenue, depreciation and amortization was 6.7% of revenue compared to 6.2% last year.

Operating income rose 45.4% to a record $33.3 million from $22.9 million earned in the fourth quarter of 2017. The fourth-quarter operating ratio of 91.8% was 180 basis points better than the prior year.

Moving on to the final financial highlights of our full-year 2018 results, as Rick mentioned, revenue of $1.7 billion was a record for Saia and up 17.7% from revenues of $1.4 billion in 2017.

Our operating ratio improved by 180 basis points to 91.5% compared to 93.3% in 2017. Record operating income of $141.2 million was 49% higher than the 2017 operating income of $94.7 million.

Diluted earnings per share for the fourth quarter and full year were as follows. Fourth-quarter diluted earnings per share of $0.97 compares to $1.82 in the fourth quarter of 2017.

For the full-year 2018, our diluted earnings per share were $3.99 versus $3.49 in 2017. As a reminder, in the fourth quarter of 2017, the company reported a reduction in deferred income tax liability that was required as a result of the passage of the Tax Cut and Jobs Act.

Excluding this reduction, diluted earnings per share were $0.53 for the fourth quarter of 2017 and $2.19 per share for the full year of 2017.

I refer you to the reconciliation table to GAAP earnings provided in our earnings release for an explanation of the difference between our actual reported earnings and adjusted earnings discussed on this call.

At December 31, 2018, total debt was $122.9 million. Net debt to total capital was 14.8%. This compares to total debt of 132.9 million, a net debt to total capital of 18% at December 31, 2017.

Net capital expenditures for 2018 were $251.7 million, including equipment acquired with capital leases. This compares to $217 million of net capital expenditures in 2017.

In 2019, net capital expenditures are forecast to be approximately $275 million, including investments in real estate, terminal infrastructure improvement projects, our fleet and continued investments in technology. That was $275 million in capital expenditures.

Now, I’d like to return the call to Rick.

Richard O'Dell

Thanks, Fritz. In closing, I would just like to thank all of our dedicated employees for the effort given by all that produced our record 2018 results. It’s an exciting time of growth at Saia and it's gratifying to see the brand taking hold in new markets and even more satisfying to have the support of our loyal customers who are trusting us to provide great service in these expanded regions.

Looking out to 2019, we’re excited about continuing our push into the Northeast. We've opened 10 terminals in the region since our May of 2017 launch and plan to open four to six new terminals this year.

Our ability to serve our customers in more markets is a key tenet of our value proposition and we’re excited to become an even more important part of our customers’ supply chain.

Outside of our growth in the Northeast, we continue to look for opportunities to improve our coverage and reach within our own legacy service areas. Just as we opened new terminals in 2018 in Dallas, our third terminal there, and Seattle, Tacoma, our second terminal in that market, we have a number of markets under review where an additional terminal may be added to enable us to serve new customers or serve existing customers with better service and coverage.

Sometimes, these new centers even allow us to offer our employees a better schedule or better commune if they transfer to this new location.

And finally, with regard to the current freight environment, I’d say that January was looking like a pretty typical month in terms of what the first month of the year feels like. We had some pretty good trends through early in the month, but the winter blast over the last several days of the month slowed activity, and our January tonnage per day was down 2.9% on .1% fewer shipments compared to January of last year. January of last year, our tonnage was actually up 13% year-over-year, so we had some tough comparisons as well.

I would just say that, with the weather hit and the tough comparisons, it’s really hard to draw further conclusions about the underlying environment at this point.

With that said, I’d like to go ahead and open up the call for questions.

Question-and-Answer Session

Operator

And well move on to our next question – our next question comes from Jason Seidl from Cowen and Company. Please go ahead.

Jason Seidl

Again, gentlemen, thank you for taking the time as always here. Couple of quick questions. When you look at the tonnage in January, Rick, you mentioned that, obviously, some weather had some impacts. If you could parse that out, you think you guys would be close to flat on a tough comp basis?

Richard O'Dell

Probably. We were actually trending up early in the month, up modestly. So, flattish is probably fair.

Jason Seidl

Okay. Okay, that’s good. And I wanted to get a clarification because I heard you expect net CapEx at $275 million in 2019, but your release says net CapEx of $300 million.

Frederick Holzgrefe

Yes. I probably should have stated it more as a range of $275 million to $300 million. Thank you for pointing that out, Jason. The comment around that is, the difference in the low and the upper end of that is the different real estate opportunities we’re looking at. So, those things tend to be pretty choppy. So, if we can get a couple opportunities closed, we would be at the upper end of that range and a couple on the lower end – if they didn't close, it’d be at the lower end.

Jason Seidl

Okay. Is it more for the Northeast expansion or are you guys still renting on the side?

Frederick Holzgrefe

These particular projects in question would be sort of enhancements to our legacy markets, one incremental terminal that we’re looking at. But in the Northeast, we’ll continue to make some – the locations that we have in the pipeline for next year are ones that likely would require a lease and there are some smaller capital projects in the Northeast.

Jason Seidl

Okay, fair enough. And I have one more question and then maybe you guys can try to find Todd again here. Just talking a little bit about on the pricing side, obviously, last year was an incredible year for pricing on the truck side. And we are seeing a little bit of a slowdown, I think, in the rate of growth, if you will, especially on the truckload side. Talk to us a little bit about where you see pricing in 2019 on the contractual side.

Richard O'Dell

I would expect probably mid-single-digits. I think you're probably right. For us, it’s probably stepping down modestly. And part of that's because we've been taking corrective action in pricing and, to some extent, that's behind us at least for the certain number of our account base. So, as they come up for renewal again, we look at the opportunities and things that we need to be compensated correctly for the service that we’re providing. So, it’s more lane adjustments that would really drive those larger increases. But I think you're right. I think the market is probably more mid-single-digits and we've been in the high-single-digits.

Jason Seidl

Okay. Fair enough, gentlemen. Thank you for the time.

Operator

And our next question will come from Stephanie Benjamin with SunTrust. Please go ahead.

Stephanie Benjamin

Hi, good morning. Thank you for the question. I was hoping that you could maybe walk through your just overall tonnage growth throughout the quarter, kind of by monthly. So, that would be helpful there. And then, just kind of going forward in terms of – I think you've said on prior calls this inability to continue to see margin improvement in 2019, again, with the positive pricing environment and just increasing service levels. Is there anything that has changed that would cause you to not be able to see that positive margin improvement in 2019? Thanks.

Frederick Holzgrefe

Thanks for the questions. Let me start with the tonnage breakout. So, the tonnage changes year-over-year by month for the fourth quarter. October was plus 1.5%. November was minus 0.1%. December was minus 3.7%. Shipments for the same months were October, plus 1%; November, plus 1%, December minus 3%.

The only thing I would comment around that, year-over-year, the holiday periods typically, where they fall year to year has an impact. And as we pointed out in previous conversations that the hurricane impacts of the prior-year rebuild certainly gave us a positive quarter last year in terms of shipments and tonnage.

We've talked about, on an OR basis, if you look at for the full year, we think that we can feel comfortable at this sort of 150, 200 basis point sort of change year-over-year, somewhere in there. And I think that as we continue to execute on our plan, we think that's achievable certainly for the full year.

Stephanie Benjamin

Very helpful. Thanks again for your time.

Operator

And we will take our next question comes from Todd Fowler with KeyBanc Capital Markets. Please go ahead.

Todd Fowler

Hey, can you guys hear me okay now?

Richard O'Dell

We can.

Todd Fowler

All of my questions have been asked. Okay, I'm kidding. Hey, I guess, just maybe where I'd like to start is, on the incremental margins, you guys have shown nice improvement here throughout 2018. Can you talk about – Fritz, I know you just gave some kind of high-level margin commentary for 2019 and what you’d expect for kind of a normalized environment. But I know that the headcount has been ramping up. You had some stronger tonnage growth earlier in the year. How do you think about incremental margins? Should we shift to maybe a slower tonnage growth environment into 2019, but you can still get some decent yield improvement?

Frederick Holzgrefe

I think for the full year, as I've mentioned, I think that those incrementals sort of 150 basis points to 200 basis points, makes sense. I think the first quarter, which is traditionally an investment quarter for us as we do training or investments in incremental sales resources or staffing, I don't think we’ll likely have the same trend line just in the first quarter. But I think, for the full year, I feel pretty good about that range as we continue our initiatives in the Northeast, in particular, and in the other markets. So, first quarter, it’s going to be pressured for us. It’s an investment quarter.

If you look back in history, it always kind of has been. It’s kind of how we prepare ourselves for the kind of seasonality of the business, but, full year, we feel pretty good about that.

Richard O'Dell

Yeah. First quarter also has one less workday this year, so that has an impact on us as well.

Todd Fowler

Rick, is that the calendar shift with Easter or is that just the calendar?

Richard O'Dell

Just 63 workdays in Q1 versus 64 last year.

Todd Fowler

Okay. Okay. And then, just with the tonnage trends – and I understand that, in January, there are some weather issues and there's the difficult comparisons. Can you give us a sense – I think that there is some specific pricing actions. I think there's some probably heavier-weighted truckload shipments that are moving out. Do you have any sort of idea or can you kind of give us an idea of – are you seeing underlying growth with your existing customers and then is some of the reported tonnage impacted more by company-specific actions?

And as you think about 2019, is that a year where you can grow tonnage on a full-year basis going into the Northeast or are the comps in the first half of the year too difficult to overcome?

Richard O'Dell

We would expect modest growth in future months and quarters. I think with our expanded coverage and history, which show that we continue to take share in a lot of – particularly your larger contractual customers, they’ll wait till your opportunities come up for bid and we have an opportunity to bid on new lanes in our expanded coverage. So, we would expect some modest growth for the year.

Todd Fowler

Okay, good. That makes sense. And then, just lastly, thinking about the CapEx and the growth into the Northeast, what would be some of the things that you would factor into you maybe things that you would look at, if you continue to see negative tonnage trends or something more specific in the economy that might cause you to slow down the growth and how much flexibility do you have in both the growth plans and the CapEx to kind of either step it up or step it down based on any changes in the economic environment?

Frederick Holzgrefe

So, Todd, I think just break that into a couple of pieces. A big slug of our investment CapEx this year is going to be around equipment. So, we’ll take deliveries on that equipment in this quarter and in the next quarter and in the real estate opportunities. So, we’ll have a commitment there. But the economy slowed, likely what you would do, we would retire older equipment more aggressively. So, then, in that situation, you actually get a maintenance-favorable trade out. You've taken out the older equipment that is a maintenance drag.

On this capital required for the Northeast, I would characterize what we’re looking at for our opportunities this year, almost continue with this sort of capital-lite philosophy around – we’re going to lease some of these facilities. And to the extent that we buy them, they're pretty strategic, but they're sort of lower-cost investments.

The biggest facility that we put into Northeast is the Harrisburg terminal, which we just opened in January and we don't have anything like a Harrisburg in the pipeline. Everything that we have is substantially smaller than that. So, I think we have a fair amount of flexibility around that.

And on the larger projects in the legacy markets, in a slowdown period, we certainly can delay or defer those. But we feel very strongly about where our balance sheet is positioned to be able to handle this level of CapEx right now, particularly what we see in the sort of operating profile of 2019.

Todd Fowler

That's helpful. Fritz, did you say how much of the CapEx was for rolling stock this year?

Frederick Holzgrefe

It’s roughly $184 million. That’s for all revenue equipment. So, that's tractor, trailers, forklifts.

Todd Fowler

Okay, perfect. Thanks for the help this morning.

Operator

And we will take our next question from Ravi Shanker with Morgan Stanley. Please go ahead.

Ravi Shanker

Thanks. Good morning, guys. Just to follow-up again on the macro environment, kind of implications from that. I think if you go back to the last two, like, recessions, if you will, 2008 and 2009, I think the industry went through a pretty big price war maybe based on the health of one of the big players in the space and that hurt earnings for everyone. But in 2015 and 2016, I think it was a much more stable environment and you didn't see our price war. Obviously, a little bit of crystal ball gazing here. But as you look at the current setup, what do you think the next recession – if it’s going to be end of this year or early next year or whenever. Do you think the environment is setup more similar to 2015 and 2016 than 2008 and 2009, the competitor environment?

Richard O'Dell

Yeah. I would think so. Obviously, the price war that took place wasn't very good for anyone in our industry. You've got to think we've learned from that. In the LTL business, you have pretty high fixed cost network. And just putting more volume through it at a lower price doesn't tend to work very well. So, you would think that the industry itself would have better discipline. And again, like you said, it was demonstrated in the last slowdown.

Ravi Shanker

Okay, got it. And just on the new terminal, you said in the release that 75% of the volumes are coming with existing customers in other regions who kind of know your value prop. Is that consistent with what you expected during the rollout or is that number kind of higher or lower?

Frederick Holzgrefe

Yeah, I would say, originally, our thesis at the beginning, we knew that we could leverage our existing customer base because they – in many cases, they already are doing business in the Northeast and they knew who we were. I think that we've been very pleased with that level of support because it speaks to our value proposition.

So, I would say that – the way I would interpret that, Ravi, in two ways. One, I think it's a validation of what we do with our legacy customers and what they've come to expect. I think it also says that, frankly, we have an opportunity to continue to grow in that market and find new opportunities or new customers that we currently don't do business with.

I think, compared to the original expectation, we knew we had it. Did we forecast that we’d have 75% of it at this stage? I can't say we forecast with that specificity, but we knew that we had that opportunity. So, I think it's positive, supports kind of what we do well and what customers have experienced, but it also says we can continue to grow in that market.

Richard O'Dell

Yeah. I think the other interesting point is that – again, it’s not really surprising is that 90% of the shipments we have to and from the Northeast are from – either originated or destined to our legacy network. Again, so it’s not surprising that you have, obviously, the customer overlap. But also we’re not playing in the regional market up there to a large extent, at this point in time, and part of that’s because we’re just starting to get our coverage up there. And then, secondarily, part of that is a strategy that we have to not compete in a lower price regional market that's a little more competitive than the intermediate haul type market.

Ravi Shanker

Great. Thanks, guys.

Operator

And our next question will come from Scott Group with Wolfe Research. Please go ahead.

Scott Group

Hey, good morning, guys. It's Rob on for Scott. Could you talk a little bit about the impact of the Northeast expansion on the profitability in 2018 and what impact you're basing in your 150 basis points to 200 basis points of improvement as we look out into 2019?

Richard O'Dell

Yeah. I guess it’s hard to say exactly because, as we commented, 90% of the business goes to and from our legacy network. So, in terms of just saying, hey, what’s the profitability of the Northeast business, I’d have to look back through that. But if you look at just the operating ratio, it has improved materially since we've originally opened. And then, obviously, you also have the growth. With the growth, you have your fixed costs. Some of our fixed cost network has been also been leveraged there. Do you want to make any other comments?

Frederick Holzgrefe

I think what I would add to that, one of the things that – when we targeted this expansion, one of the things that we focused on was that this would benefit our continuous network. So, areas in places like Charlotte or Cincinnati. And we've seen that over the course of the year. We’re leveraging the infrastructure, those sales force, those operating costs. So, it’s tough to carve out just specifically what the impact of the Northeast is because it has a broader, more permanent impact to the network sort of business. So, I think that it's been a positive contributor certainly into the second half of the year, but it surfaced and benefited other elements of the business as well.

Richard O'Dell

I think the other thing you look at, right, is when you first open and do the expansion up there, we put all our regional leadership and then our sales leadership, our safety, human resource, claim prevention resources for a region, and then as you – obviously, as we open incremental terminals, we already have some of that overhead. It’s within your cost upfront. So, the incremental margins do improve over a period of time and, obviously, we've seen that reflected in the company’s results.

Scott Group

No, that's fair. That was basically what we were trying to get at, is just think about how much of the fixed costs investment is already in as we were looking to model out for next year.

Richard O'Dell

Yeah, sure.

Scott Group

I guess, as a follow-up, and just so we’re kind of thinking about the Saia network today relative to where it’s in the past, can you give us a sense of what your daily cost to kind of run – what your daily fixed cost is, so we’re properly configuring the model to reflect the one fewer working day?

Frederick Holzgrefe

Yeah. I think what I would do if I was sitting in your chair, I would look at the costs and you can figure out the sort of work days over time and what the costs have been by quarter. And if you look at the lines in the public P&L, you can see the things that would likely be fixed or variable and I would model on that basis. I think that’s probably the best sort of help I can give you.

Richard O'Dell

Yeah. And I would also say, that one workday change, assuming it’s a full business day, generally it’s somewhere around $1 million to $1.5 million probably.

Scott Group

Perfect. Appreciate the time, guys.

Operator

And we will take our next question from David Ross with Stifel. Please go ahead.

David Ross

Good morning, gentlemen.

Richard O'Dell

Good morning.

David Ross

All right. Really quick, tax rate guidance for 2019, any color there, Fritz?

Frederick Holzgrefe

Yeah. I think somewhere between 23% and 23.5%. So, some comments around that. Currently, we don't have fuel tax out there. So, that could have an impact into the year. So, it’s part of the range there, is around that. We also had a credit in 2018 related to hurricane tax credit. That's not repeating. We hope not anyway.

And then, the other element is probably the biggest wildcard with any of this is kind of how the accounting treatment for sort of equity compensation and how that changes over time. So, we’re comfortable with that kind of a range.

David Ross

And I guess going back to the margin questions on the OR improvement, given the strong yields, I would have expected maybe even little bit better OR this quarter. So, I guess, how do you think about why you're not getting more leverage from the yield improvements and what could change there?

Frederick Holzgrefe

You're talking about first quarter?

David Ross

No, I'm talking about in the fourth quarter. If yields are up 12%, I know it’s not price specifically and there’s – I think, the haul helped it out and fuel surcharge helped it out, but labor cost inflation was only a few percent to Northeast, a drag in the tailwind, but I would have though it still would have been maybe a little bit better. Are we missing something?

Frederick Holzgrefe

I think the one I comment is there’s positive trends in there for sure, but then – every fourth quarter, there's the kind of the – where the calendar falls and how you operate around it and through the holidays. So, I think that that – we probably weren't as efficient as we’d like to have been.

If you look at the volume and tonnage trends in the quarter, you can see October was pretty positive and December was a bit choppy. I think that makes it difficult to operate at the same level as you'd like to. We’re pleased, though, generally over time with our productivity in the quarter, but it’s challenged in that sort of December period.

Richard O'Dell

We also opened two terminals in December and I would just comment that, while I think our Northeast expansion has gone well, I would tell you, even with where we are now, we’ve run a lot of routes up there for service and coverage and our miles per stop is higher in the Northeast than it is in the rest of our network. We don't have a lot of density there yet, right? So, we’re going to keep the quality of our service up. We open a terminal and sometimes we don't have very many bills when we start, but we have to cover the whole geography, right? So, our production in the Northeast isn't what it is in the rest of our network.

David Ross

And then, I guess, back to Fritz’s comment around the volatility of the fourth quarter, and I think most of that's matching labor with the demand levels. Is there anything you guys are looking at either on the IT side process-wise to improve that labor management and dynamic matching, if you will?

Frederick Holzgrefe

Yeah. I think, David, as we’ve talked about before, the big thing in this business is about how you capture data – sooner, faster and analyze, make better decisions with it. So, those are things that, as we look at our investments in 2019 and beyond, we’re very focused on investments that allow us to drive our optimization software, optimize our decision-making around everything from pricing, but more discreetly, in this case, around how we've managed our labor force. I think that's an opportunity that we continue to invest in. I think we've made some pretty good investments so far, but I think that's something that we continue to refine, and there are additional tools that we’ll invest in in both this year and in the years ahead.

Richard O'Dell

Yeah. I would just comment, two of our major systems being our inbound planning which rolls into your city dispatch system, we have a major investment going on in that project there, as well as some enhancements to our line haul planning system, which should benefit us as well.

David Ross

Sounds good. Thank you, guys.

Frederick Holzgrefe

All right. Thanks.

Operator

And we will take our next question from Amit Mehrotra from Deutsche Bank. Please go ahead.

Amit Mehrotra

Thanks, operator. Hi, guys. Just wondering if you could help us do a little bit of the work here and actually provide the sequential progression in OR in the first quarter. I think that's something, obviously, you've provided in the past.

And then, related to that question, just a follow-up question on incremental margins and margins. You're basically guiding to a sub-90 OR in 2019, which is a pretty great milestone for the company. If you can just talk about what your confidence is in being able to achieve that in various tonnage and volume or shipment growth scenarios, just given maybe some of the costs that you've incurred in the Northeast expansion that maybe be better absorbed as you progress through 2019?

Richard O'Dell

Okay. So, first is – two-point question kind of, right? First quarter results, so our current outlook would be a little bit worse than normal, partially because of the one less workday as well as the weather impact that we had in late January. So, fourth quarter to first quarter is usually flattish and we currently expect a very modest deterioration in the operating ratio from the fourth quarter.

And then, we feel good about some of the things that we’re doing within the organization, to be able to generate positive tonnage, particularly with the expanded coverage that we have. So, I have a high confidence level. I guess I would say, if the environment gets more difficult, we would be maybe at the bottom end of our 150 basis point to 200 basis point range. And if the environment is good from a pricing and volumes are better, we would be probably at the higher end of that. And then, obviously, if it gets a little bit worse, maybe we don't quite get 150 basis points for the year, but with some topline growth, it would still show some meaningful operating income, obviously.

Amit Mehrotra

Yeah. Maybe I can ask it – I'm sorry about the background noise. Maybe I can ask a little bit different way in terms of where do you think some of the, I guess, non-volume driven operating leverage is in the business? And so, as you guys expand to Northeast, I would imagine, you could leverage purchase transportation costs a little bit more. Maybe there's some leverage on the workforce side. Maybe if you can help us there. As the business gets bigger and the enterprise gets more scale, where can you see some of that density-based leverage in the cost structure?

Frederick Holzgrefe

I think it's kind of across the P&L, right? So, we've always said that if you think about our sort of corporate costs, leveraging the sort of Atlanta corporate office as we grow, certainly, as we continue to expand in the Northeast, we’re not adding the corporate overheads. So, that's 8% to 10% of the total and that's a leverage point there. I think, over time – Rick described as simply the leverage that we would get in the Northeast around filling out the schedules, right? So, getting those terminals in around the Northeast to operate more closely what the center of our network looks like. So, those are kind of the leverage opportunities for us. I think there's also going to be continued focus on pricing around that and how do you effectively price, finding that mix of business that makes sense in the network. Because if you do a good job of matching that volume for the network, then you can also have an opportunity to optimize the network behind it, right? So, how do you better utilize assets with effectively priced or effectively identified customers. So, I think there are multiple elements to that. We continue in that kind of – sort of trend. I think that's how we leverage and get that range of OR improvement year-over-year.

Richard O'Dell

Yeah. I would also comment, the growth and the increase in length of haul, at times, we use purchase transportation to move the customers’ freight, obviously, and get the service that you need. And then, you look back, we do have some suboptimal purchase transportation. So, we’re looking to, obviously, staff that with a group of drivers and move it more optimally with our own resources over time as well. So, that's kind of a constant process as well.

Amit Mehrotra

And was there any benefit in the quarter from – last question, I'm sneaking one in here. But was there any benefit in the quarter., I guess, from the disruptions at UPS freight and kind of what they went through for a short period of time, any way we can quantify that in the quarter?

Frederick Holzgrefe

I don't know that we can quantify it. But we did see some of that experience come and go, right? So, ideally, one of the good things about it is the customers got to see opportunity to do business with Saia. That’s a positive. They see what our value proposition looks like. So, we did get some pickup help from that, but I think it's largely kind of back where it historically where the mode or with the customer set.

Amit Mehrotra

Got it. Thanks for taking my questions. Appreciate, guys.

Richard O'Dell

Sure.

Operator

[Operator Instructions]. And we will take our next question from Matt Brooklier with Buckingham Research. Please go ahead.

Matthew Brooklier

Hey, thanks. Good morning. So, I had a broader cost question for you. But can you talk about your expectations for cost inflation in 2019? And maybe specifically talk a little bit about driver pay expectations?

Frederick Holzgrefe

Yeah, sure. So, if you look at just the salary and wages line, if you look just at the drivers and mechanics, you're probably looking – and we do this by market every year, kind of do an assessment of where we – how we stack up in markets. And would expect to see that number to be 4% to 5% potentially for drivers. The rest of our workforce – I think we’re looking at 3%. The other big factor you have is healthcare cost. That's probably low teens increase year-over-year. I think as you're modeling this, we've had pretty high levels of capital investment. So, you're going to see the increases in depreciation and amortization expense year-over-year associated with that. So, this sort of emphasis around where we’re making investments, you're going to have that sort of inflationary cost that comes along with those investments. But I think the big drivers are those. I think that the other markets or other expense line items, things like insurance, not what we've seen in years past. So, that's good. But those are kind of the big ones, I think, would be on that salary and wages line that I highlighted for you.

Matthew Brooklier

Okay, that's helpful. And then, has the driver market – I realize you guys are in the process of growing, so it’s little bit of a different game for you guys. But the driver marketing and relative availability, has that gotten a little bit better over the past, let’s say, six months or so and, obviously, realizing that more the tightness is in TL versus LTL, but just curious to hear your commentary on the overall driver market maybe from a recruitment perspective.

Richard O'Dell

Yeah. It’s still pretty tight and pretty difficult, has been our experience. And, obviously, it varies somewhat by market. But, yeah, still pretty tight.

Matthew Brooklier

And just one last one, if I may. Your earlier comments seem like pretty positive in terms of the pricing environment. Over the next 12 months, you did a GRI last year. I think it was effective in May. I think it was 5.9%. But just curious to hear your thoughts on it, given the current environment, if a general rate increase could be in the cards for Saia this year? Thank you.

Richard O'Dell

Yeah. We tend to follow the market. As I'm sure you're aware, several people have announced general rate increase. So, you could assume that. We tend to be a fast follower with the general rate increase. Especially if it’s a smaller customer, when you sell on a discount, so you need to keep your tariffs market-competitive. So, you could assume that we’ll follow the market?

Matthew Brooklier

Okay, great. Appreciate the time.

Operator

And we will take our next question from Willard Milby from Seaport Global. Please go ahead.

Willard Milby

Hey, morning, everybody. I was just hoping to ask, I guess, the Northeast profitability question again maybe in a little bit different way. Can you remind us where y'all are from that region from an efficiency or a density standpoint compared to the network as a whole?

Frederick Holzgrefe

Now, we haven't broken out those kind of statistics in terms of density by market or anything like that, but I can tell you that it’s still in the growth phase, is – OR was below 100 for the quarter. So that's good. We’re happy with that. But compared to like a Dallas or Houston, those kinds of places, we have a way to go. But I think it's on tracking to where we’d like to see it ultimately, but those continue to be opportunities for us around building density around routes and frankly just getting tonnage through terminal. So, that’s still an opportunity, but we kind of expect it to be in the sort of state.

Richard O'Dell

Production up there, would be, let’s just say, ballpark 15% below the company average.

Willard Milby

Okay. And you talked about it being sub-100 in the region. I guess, it will vary by market or terminal location, but how long from day one, opening of the terminal, to that sub-100 OR? What’s kind of been the average timeframe to get to profitability once you open a terminal?

Frederick Holzgrefe

They vary pretty widely, right? If in the case of rural Maryland, that one ramped up pretty quickly. Newark was pretty similar. But I think if you look at it, generally speaking, they are around the sort of 9 to 12 months in general. But there is a wide variation. The terminal that we opened in Harrisburg just recently, it’s 150-some-door terminal. It’s a break operation. And you compare that to, say, Scranton, Pennsylvania, those are two totally different animals. So, it’s tough to generalize them.

Willard Milby

Okay. And if I could jump back to the cost inflation question, you kind of split out the drivers from the rest of the workforce. But as a whole, collectively, should we think of wage increases similar to what we saw in 2018?

Frederick Holzgrefe

I think that's probably fair.

Willard Milby

Okay. That's all for me. Thanks for the time, guys.

Richard O'Dell

Thanks.

Operator

And we will take a follow-up from Todd Fowler with KeyBanc Capital Markets. Please go ahead.

Todd Fowler

Great. Thanks for taking a follow-up. Just two quick ones. First on the insurance and claims this quarter, I think you had made the comment something along the lines of like moderate levels of accident severity. I know you were just talking about the insurance maybe being less of a headwind or at least the rate of increases relative to a couple of years ago. And I know it's a tough line item to model, but just any thoughts on how we should think about insurance? In the quarter, was there anything unusual from a true-up standpoint? And then, thoughts into 2019 on the insurance line item?

Frederick Holzgrefe

There's nothing that you have nothing unusual in the quarter. I think as we've disclosed, severity was down. I think what you're seeing, at least in the fourth quarter, you see the returns on all the investments we've made in safety, around all the equipment safety. And so, that was a positive impact. Could I discretely call out this particular incident, in the past, would have been ex-liability compared to where we are now? Obviously, I can’t do that. But I think I would probably trend that over time based on what you see sort of our tonnage trends to be. That's probably about as reasonable a proxy.

Todd Fowler

Okay. And then, just my last one, do you have a – can you share a range for depreciation expense in 2019, dollar amount?

Frederick Holzgrefe

No, I don't break that out. But I think if you generally – and part of the reason we don't is because of the nature of what we're investing in. So, the revenue equipment, you've got a range there of tractors and trailers, roughly $114 million of tractors, and that's sort of over a sort of seven-year number and we’ll take that in the first half of the year. Trailers is a $60 million number. That's a much longer depreciation schedule.

And then, the big wildcard there is how we deal with real estate, right? So, if a large real estate transaction happens, that's going to have a different impact on depreciation. So, as a result, I don't necessarily give guidance, but we don't give any guidance around it.

Todd Fowler

Okay. Fair enough. We can actually do some work ourselves, I guess. Thanks for the time today.

Frederick Holzgrefe

No problem, Todd.

Todd Fowler

All right, guys. Thanks.

Operator

And we will take another follow-up from Amit Mehrotra from Deutsche Bank. Please go ahead.

Amit Mehrotra

Thanks a lot. Thanks for the follow-up again. So, just wondering if you can talk about the confidence level or the outlook for double-digit or maybe low-double-digit revenue growth in 2019 given the strength in the yields and the pricing?

And then, more broadly, you've obviously seen the ISM data points take a big dip down in December and then bounce in January. Any anecdotes, I think, would be helpful with respect to your customer discussions, commercial discussions, what your customers are seeing the mood, the tone, the body language, anything just would be helpful given the macro uncertainty that seems to be dominating conversations?

Frederick Holzgrefe

Yeah. I don't know that we have any real expert color to add around that. As I look at 2019, if I look at what I know right now, I know what our contract renewals have been for the last couple of quarters. Those are going to materialize into 2019. So, I think that's a positive trend for our yield sort of top line and then you add in some modest tonnage growth and the expansion in Northeast. I think that gets you to a kind of a double-digit number. The world is in balance. I can’t predict what's going to happen in the macro environment. But I would say that things are tempered compared to what they were in 2018, but I don't necessarily think that portends to a bad environment. It’s just one where we’re going to have to continue to execute where we are. Customers, I think, if there is a theme, maybe it’s similar to that, but it’s not a – my gosh, the world is coming to an end or things like that. I don't see that at all.

Amit Mehrotra

Okay. All right. Thanks for the color. Appreciate it.

Operator

And with no further questions, I’d like to turn the call back to Rick O'Dell for any further or additional closing remarks.

Richard O'Dell

Well, great, Thanks for your interest in Saia. We appreciate it.

Operator

And this concludes today’s conference. Thank you for your participation and you may now disconnect.